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                       CONSENT of INDEPENDENT ACCOUNTANTS

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We consent to the incorporation by reference in the Prospectus Supplement of
Prudential Securities Incorporated relating to the ABFS Mortgage Loan Trust 1998-1 of our report dated January 24, 1997, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts".

                                             /s/ COOPERS & LYBRAND L.L.P.
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                                                COOPERS & LYBRAND L.L.P.


New York, New York
March 6, 1998


Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.